December 20, 2021 David Zaslav c/o Discovery, Inc. 230 South Park Avenue New York, NY 10003 Payment and Distribution Schedule for Post-2021 PRSUs Dear David: Effective as of the date hereof, this letter amends Section 4(e) of your Amended and Restated Employment Agreement with Discovery, Inc. (the “Company”), dated May 16, 2021 (the “Employment Agreement”). Capitalized terms used here in without definition shall have the meanings ascribed thereto in the Employment Agreement. Except as expressly set forth below, your Employment Agreement shall continue and in full force and effect. To the extent that you earn all or any portion of a tranche of PRSUs to be granted in calendar years 2022, 2023, 2024, 2025, 2026 and 2027 pursuant to Section 4(e)(ii) of the Employment Agreement, 70% of the earned PRSUs shall be paid and distributed to you in the calendar year immediately following the end of the applicable one (1)-year performance period, as soon as practicable following the Compensation Committee’s determination of performance for such performance period and the remaining 30% of the earned PRSUs shall be paid and distributed to you as soon as practicable after the beginning of the second calendar year following the end of the applicable performance period. Notwithstanding this letter agreement, all PRSUs granted prior to 2022 pursuant to the Prior Agreement and referenced in Section 4(e)(i) of the Employment Agreement that have been or are hereafter determined by the Compensation Committee to have been earned and vested shall in all events continue to be payable and distributed to you at the time or times specified under the Prior Agreement and in the applicable grant agreements for such PRSUs. If you agree that the foregoing sets forth our understanding regarding the payment and distribution schedule applicable to the PRSUs to be granted to you for your services to be rendered in 2022, 2023, 2024, 2025, 2026 and 2027, please sign both copies of this letter keeping one for your records and returning the other to General Counsel, Discovery, Inc., 230 Park Avenue South, New York, NY 10003. Sincerely, Discovery, Inc. /s/ Bruce Campbell By: Bruce Campbell Its: Chief Development, Distribution and Legal Officer Agreed and Accepted: /s/ David Zaslav David Zaslav